NSAR ITEM 77O
September 1, 2001 - February 28, 2002
VK Tax Managed Equity Growth Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            Carolina        Lehman      2,500        0.008%      1/31/02
                 Group           Brothers


    2            PETCO Animal    Merrill     1,700        0.012%      2/21/02
                 Supplies Inc.   Lynch & CO


Underwriters for #1

Saloman Smith Barney
Morgan Stanley
Credit Suisse First Boston
Goldman Sach & Co
Lehman Brothers
Merrill Lynch & Co
UBS Warburg
JP Morgan
Bank of America

Underwriters for #2

Merrill Lynch & Co
Morgan Stanley
Deutsche Banc Alex Brown
Goldman Sachs & Co
Lehman Brothers
Saloman Smith Barney